Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statement No. 333-153207 on Form S-3 of our report dated March 12, 2009 (August 10, 2009 as to the effects of the adoption of Statement of Financial Accounting Standards No. 160, Noncontrolling Interests in Consolidated Financial Statements, and related disclosure in Note 1), relating to the consolidated financial statements and financial statement schedule of Great Lakes Dredge & Dock Corporation and subsidiaries appearing in the Current Report on Form 8-K of Great Lakes Dredge & Dock Corporation filed on August 10, 2009, and our report dated March 12, 2009 relating to the effectiveness of Great Lakes Dredge & Dock Corporation and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Great Lakes Dredge & Dock Corporation for the year ended December 31, 2008, and to the references to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Chicago, Illinois

November 24, 2009